As filed with the Securities and Exchange Commission on October 29, 2008

Registration Number 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AECOM TECHNOLOGY CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	61-1088522
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

555 South Flower Street, Suite 3700

Los Angeles, California 90071

(213) 593-8000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

John M. Dionisio

President and Chief Executive Officer

AECOM Technology Corporation

555 South Flower Street, Suite 3700

Los Angeles, California 90071

(213) 593-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Eric Chen, Esq.

David Y. Gan, Esq.

Preston Hopson, Esq.
AECOM Technology Corporation
555 South Flower Street, Suite 3700
Los Angeles, CA 90071
(213) 593-8000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to rule 462(e) under Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act of 1933, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum		Proposed Maximum		Amount of
Title of Each Class of	Amount to be	Offering		Aggregate		Registration
Securities to be Registered	Registered	Price per Share		Offering Price		Fee
Common Stock, $.01 par value per share	1,737,873	$15.145	(1)	$26,320,087	(1)	$1,034.38

(1)        Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average of the high and low price of the registrant’s common stock on October 24, 2008, as reported on the New York Stock Exchange.

PROSPECTUS

1,737,873 Shares

AECOM TECHNOLOGY CORPORATION

COMMON STOCK

The selling stockholders identified in this prospectus are offering for sale, from time to time, up to 1,737,873 shares of common stock, $0.01 par value per share, of AECOM Technology Corporation. See “Selling Stockholders.”  The registration of the shares of common stock to which this prospectus relates does not require the selling stockholders to sell any of their shares of our common stock nor does it require us to issue any shares of common stock.

We will not receive any proceeds from the sale of any common stock offered by the selling stockholders, but we have agreed to pay certain registration expenses.  The selling stockholders from time to time may offer and sell the shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus.  See “Plan of Distribution.”

Our common stock is traded on the New York Stock Exchange under the symbol “ACM”.  On October 28, 2008, the last reported sale price of our common stock was $16.36 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 29, 2008.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission, utilizing a “shelf” registration process. Under this shelf registration process, the selling stockholders may sell any securities described in this prospectus in one or more offerings from time to time. This prospectus provides you with a general description of the securities the selling stockholders may offer. You should read this prospectus together with information described under the headings “Incorporation by Reference” and “Where You Can Find Additional Information.”

We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold on a later date.

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SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before buying shares in this offering. You should read the entire prospectus carefully, especially the information under “Risk Factors.” References in this prospectus to “AECOM,” “the Company,” “we,” “us” or “our” refer to AECOM Technology Corporation and its consolidated subsidiaries, unless we indicate otherwise.

Unless otherwise noted, references to years are for fiscal years. Our fiscal year consists of 52 or 53 weeks, ending on the Friday closest to September 30. Our fiscal quarters end on the Friday closest to December 31, March 31, June 30 and September 30. For clarity of presentation, we refer to all fiscal years and fiscal quarters in this prospectus as ending on September 30, December 31, March 31 or June 30, regardless of the actual date.

Our Company

We are a leading global provider of professional technical and management support services for commercial and government clients around the world. We provide planning, consulting, architectural and engineering design, and program and construction management services for a broad range of projects, including highways, airports, bridges, mass transit systems, government and commercial buildings, water and wastewater facilities and power transmission and distribution. We also provide facilities management, training, logistics and other support services, primarily for agencies of the U.S. government.

Through our network of approximately 41,000 employees, we provide our services in a broad range of end markets, including the transportation, facilities, environmental, and energy markets. According to Engineering News-Record’s (ENR) 2008 Design Survey, we are the largest general architectural and engineering design firm in the world, ranked by 2007 design revenue. In addition, we are ranked by ENR as the leading firm in a number of design end markets, including transportation and general building.

We offer our services through two business segments: Professional Technical Services and Management Support Services.

Professional Technical Services (PTS).  Our PTS segment delivers planning, consulting, architecture and engineering design, and program and construction management services to commercial and government clients worldwide in major end markets such as transportation, facilities, environmental, and energy and power markets. For example, we are providing master planning services for the 2012 London Summer Olympic Games, program management services through a joint venture for the Second Avenue subway line in New York City and engineering and environmental management services to support global energy infrastructure development for a number of large petroleum companies.

Management Support Services (MSS).  Our MSS segment provides program and facilities management and maintenance, training, logistics, consulting, technical assistance and systems integration services, primarily for agencies of the U.S. government. For example, we manage more than 6,000 employees in Kuwait that provide logistics, security, communications and information technology services for the U.S. Army Central Command-Kuwait. We also provide operations and maintenance services for the U.S. Army’s Fort Polk Joint Readiness Training Center in Louisiana.

Corporate Information

We were formed in 1980 as Ashland Technology Corporation, a Delaware corporation and a wholly owned subsidiary of Ashland Inc., an oil and gas refining and distribution company.  Our principal executive offices are located at 555 South Flower Street, 37th Floor, Los Angeles, California 90071 and our telephone number is (213) 593-8000. Our website is located at http://www.aecom.com.  The information contained on our website is not a part of this prospectus.

The Offering

Issuer	AECOM Technology Corporation

Selling Stockholders	The selling stockholders identified in the table beginning on page 10.

Securities Offered	Up to 1,737,873 shares of common stock.

Use of Proceeds	We will not receive any proceeds from the sale of any common stock offered by the selling stockholders.

Risk Factors

An investment in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 for a discussion of certain factors that you should consider when evaluating an investment in our common stock.

New York Stock Exchange Symbol	ACM

RISK FACTORS

Investing in our common stock involves a high degree of risk.  Before you decide whether to purchase any of our common stock, in addition to other information in this prospectus or incorporated by reference herein or therein, you should carefully consider the risk factors set forth below.  If any of the following risks actually occurs, our business could be harmed.  In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

We depend on long-term government contracts, some of which are only funded on an annual basis. If appropriations for funding are not made in subsequent years of a multiple-year contract, we may not be able to realize all of our anticipated revenue and profits from that project.

A substantial majority of our revenue is derived from contracts with agencies and departments of national, state and local governments. During fiscal 2007, 2006 and 2005, approximately 61%, 63% and 75%, respectively, of our revenue was derived from contracts with government entities.

Most government contracts are subject to the government’s budgetary approval process. Legislatures typically appropriate funds for a given program on a year-by-year basis, even though contract performance may take more than one year. As a result, at the beginning of a program, the related contract is only partially funded, and additional funding is normally committed only as appropriations are made in each subsequent fiscal year. These appropriations, and the timing of payment of appropriated amounts, may be influenced by, among other things, the state of the economy, competing priorities for appropriation, changes in administration or control of legislatures and the timing and amount of tax receipts and the overall level of government expenditures. If appropriations are not made in subsequent years on our government contracts, then we will not realize all of our potential revenue and profit from that contract.

For instance, a significant portion of historical funding for state and local transportation projects has come from the U.S. federal government through its “SAFETEA-LU” infrastructure funding program and predecessor programs. This $286 billion program covers federal fiscal years 2004-2009. Approximately 79% of the SAFETEA-LU funding is for highway programs, 18.5% is for transit programs and 2.5% is for other programs such as motor carrier safety, national highway traffic safety and research. A key uncertainty in the outlook for federal transportation funding in the United States is the future viability of the Highway Trust Fund, which has experienced shortfalls due to a decrease in the federal gas tax receipts that fund it. In September 2008, the President signed HR 6532, a bill to amend the Internal Revenue Code to restore the Highway Trust Fund balance, transferring funds from the general Treasury to the Highway Trust Fund to provide for the funding of authorized federal transportation priorities through the end of fiscal year 2009. This raises concerns about the future funding structure for federal highway programs, particularly after SAFETEA-LU expires on September 30, 2009.

Governmental agencies may modify, curtail or terminate our contracts at any time prior to their completion and, if we do not replace them, we may suffer a decline in revenue.

Most government contracts may be modified, curtailed or terminated by the government either at its convenience or upon the default of the contractor. If the government terminates a contract at its convenience, then we typically are able to recover only costs incurred or committed, settlement expenses and profit on work completed prior to termination, which could prevent us from recognizing all of our potential revenue and profits from that contract. If the government terminates the contract due to our default, we could be liable for excess costs incurred by the government in obtaining services from another source.

A delay in the completion of the budget process of government agencies could delay procurement of our services and have an adverse effect on our future revenue.

In years when the U.S. government does not complete its budget process before the end of its fiscal year on September 30, government operations are typically funded pursuant to a “continuing resolution” that authorizes agencies of the U.S. government to continue to operate, but does not authorize new spending initiatives. When the U.S. government operates under a continuing resolution, government agencies may delay the procurement of services, which could reduce our future revenue. Delays in the budgetary processes of states or other jurisdictions may similarly have adverse effects on our future revenue.

Demand for our services is cyclical and may be vulnerable to sudden economic downturns and reductions in government and private industry spending.  If the economy weakens, our revenue and profitability could be adversely affected.

Demand for our services is cyclical and may be vulnerable to sudden economic downturns and reductions in government and private industry spending, which may result in clients delaying, curtailing or canceling proposed and existing projects. Due to the recent economic downturn in the U.S. and international markets and severe tightening of the global credit markets, some of our clients may face considerable budget shortfalls that may limit their overall demand for our services. In addition, our clients may find it more difficult to raise capital in the future to fund their projects due to uncertainty in the municipal and general credit markets. Also, the global demand for commodities has increased raw material costs, which will cause our clients’ projects to increase in overall cost and may result in the more rapid depletion of the funds that are available to our clients to spend on projects.

Because of an overall weakening economy, our clients may demand more favorable pricing terms while their ability to pay our invoices may be adversely affected. Our government clients may face budget deficits that prohibit them from funding proposed and existing projects. If the economy weakens and/or government spending is reduced, our revenue and profitability could be adversely affected.

Our contracts with governmental agencies are subject to audit, which could result in adjustments to reimbursable contract costs or, if we are charged with wrongdoing, possible temporary or permanent suspension from participating in government programs.

Our books and records are subject to audit by the various governmental agencies we serve and their representatives. These audits can result in adjustments to the amount of contract costs we believe are reimbursable by the agencies and the amount of our overhead costs allocated to the agencies. In addition, if one of our subsidiaries is charged with wrongdoing as a result of an audit, that subsidiary, and possibly our company as a whole, could be temporarily suspended or could be prohibited from bidding on and receiving future government contracts for a period of time. Furthermore, as a government contractor, we are subject to an increased risk of investigations, criminal prosecution, civil fraud, whistleblower lawsuits and other legal actions and liabilities to which purely private sector companies are not, the results of which could harm our business.

Our business and operating results could be adversely affected by losses under fixed-price contracts.

Fixed-price contracts require us to either perform all work under the contract for a specified lump-sum or to perform an estimated number of units of work at an agreed price per unit, with the total payment determined by the actual number of units performed. In fiscal 2007, approximately 37% of our revenue was recognized under fixed-price contracts. Fixed-price contracts are the predominant method of contracting outside of the United States and our exposure to fixed-price contracts will likely increase as we increase the non-U.S. portions of our business. Fixed-price contracts expose us to a number of risks not inherent in cost-plus and time and material contracts, including underestimation of costs, ambiguities in specifications, unforeseen costs or difficulties, problems with new technologies, delays beyond our control, failures of subcontractors to perform and economic or other changes that may occur during the contract period. Losses under fixed- price contracts could be substantial and harm our results of operations.

We conduct a portion of our operations through joint venture entities, over which we may have limited control.

Approximately 27% of our fiscal 2007 revenue was derived from our operations through joint ventures or similar partner arrangements, where control may be shared with unaffiliated third parties. As with most joint venture arrangements, differences in views among the joint venture participants may result in delayed decisions or disputes. We also cannot control the actions of our joint venture partners, and we typically have joint and several liability with our joint venture partners under the applicable contracts for joint venture projects. These factors could potentially harm the business and operations of a joint venture and, in turn, our business and operations.

Operating through joint ventures in which we are minority holders results in us having limited control over many decisions made with respect to projects and internal controls relating to projects. Approximately 12% of our fiscal 2007 revenue was derived from our unconsolidated joint ventures where we generally do not have control of the joint venture. These joint ventures may not be subject to the same requirements regarding internal controls and internal control over financial reporting that we follow. As a result, internal control problems may arise with respect to these joint ventures, which could have a material adverse effect on our financial condition and results of operations.

Misconduct by our employees or consultants or our failure to comply with laws or regulations applicable to our business could cause us to lose customers or lose our ability to contract with government agencies.

As a government contractor, misconduct, fraud or other improper activities by our employees’ or consultants’ failure to comply with laws or regulations could have a significant negative impact on our business and reputation. Such misconduct could include the failure to comply with federal procurement regulations, regulations regarding the protection of classified information, legislation regarding the pricing of labor and other costs in government contracts, regulations on lobbying or similar activities, and other applicable laws or regulations. Our failure to comply with applicable laws or regulations, misconduct by any of our employees or consultants or our failure to make timely and accurate certifications to government agencies regarding misconduct or potential misconduct could subject us to fines and penalties, loss of security clearance, cancellation of contracts and suspension or debarment from contracting with government agencies, any of which may adversely affect our business.

Our defined benefit plans have significant deficits that could grow in the future and cause us to incur additional costs.

We have defined benefit pension plans for employees in the United States, United Kingdom and Australia. At June 30, 2008, our defined benefit pension plans had an aggregate deficit (the excess of projected benefit obligations over the fair value of plan assets) of approximately $115 million.  In the future, our pension deficits may increase or decrease depending on changes in the levels of interest rates, pension plan performance and other factors. If we are forced or elect to make up all or a portion of the deficit for unfunded benefit plans, our profits could be materially and adversely affected.

Our operations worldwide expose us to legal, political and economic risks in different countries as well as currency exchange rate fluctuations that could harm our business and financial results.

During fiscal 2007, revenue attributable to our services provided outside of the United States was approximately 51% of our total revenue. There are risks inherent in doing business internationally, including:

•                  imposition of governmental controls and changes in laws, regulations or policies;

•                  political and economic instability;

•                  civil unrest, acts of terrorism, force majeure, war, or other armed conflict;

•                  changes in U.S. and other national government trade policies affecting the markets for our services;

•                  changes in regulatory practices, tariffs and taxes;

•                  potential non-compliance with a wide variety of laws and regulations, including the U.S. Foreign Corrupt Practice Act, export control and anti-boycott laws and similar non-U.S. laws and regulations;

•                  changes in labor conditions;

•                  logistical and communication challenges; and

•                  currency exchange rate fluctuations, devaluations and other conversion restrictions.

Any of these factors could have a material adverse effect on our business, results of operations or financial condition.

We work in international locations where there are high security risks, which could result in harm to our employees and contractors or material costs to us.

Some of our services are performed in high-risk locations, such as Iraq and Afghanistan, where the country or location is suffering from political, social or economic problems, or war or civil unrest. In those locations where we have employees or operations, we may incur material costs to maintain the safety of our personnel. Despite these precautions, the safety of our personnel in these locations may continue to be at risk. Acts of terrorism and threats of armed conflicts in or around various areas in which we operate could limit or disrupt markets and our operations, including disruptions resulting from the evacuation of personnel, cancellation of contracts, or the loss of key employees and contractors or assets.

Failure to successfully execute our acquisition strategy may inhibit our growth.

We have grown in part as a result of our acquisitions over the last several years, and we expect continued growth in the form of additional acquisitions and expansion into new markets. We cannot assure you that suitable acquisitions or investment opportunities will continue to be identified or that any of these transactions can be consummated on favorable terms or at all. Any future acquisitions will involve various inherent risks, such as:

•                  our ability to accurately assess the value, strengths, weaknesses, liabilities and potential profitability of acquisition candidates;

•                  the potential loss of key personnel of an acquired business;

•                  increased burdens on our staff and on our administrative, internal control and operating systems, which may hinder our legal and regulatory compliance activities;

•                  post-acquisition integration challenges; and

•                  post-acquisition deterioration in an acquired business that could result in goodwill impairment charges.

Furthermore, during the acquisition process and thereafter, our management may need to assume significant transaction-related responsibilities, which may cause them to divert their attention from our existing operations. For example, our management and other personnel have been, and will continue to be, required to devote considerable amounts of time away from other business activities to focus on the integration of Earth Tech, Inc., which we acquired in July 2008, and its employees into our business operations. If our management is unable to successfully integrate acquired companies or implement our growth strategy, our operating results could be harmed. Moreover, we cannot assure you that we will continue to successfully expand or that growth or expansion will result in profitability.

Our ability to grow and to compete in our industry will be harmed if we do not retain the continued services of our key technical and management personnel and identify, hire and retain additional qualified personnel.

There is strong competition for qualified technical and management personnel in the sectors in which we compete. We may not be able to continue to attract and retain qualified technical and management personnel, such as engineers, architects and project managers, who are necessary for the development of our business or to replace qualified personnel. Our planned growth may place increased demands on our resources and will likely require the addition of technical and management personnel and the development of additional expertise by existing personnel. Also, some of our personnel hold security clearances required to obtain government projects; if we were to lose some or all of these personnel, they would be difficult to replace. Loss of the services of, or failure to recruit, key technical and management personnel could limit our ability to complete existing projects successfully and to compete for new projects.

Our revenue and growth prospects may be harmed if we or our employees are unable to obtain the security clearances or other qualifications we and they need to perform services for our customers.

A number of government programs require contractors to have security clearances. Depending on the level of required clearance, security clearances can be difficult and time-consuming to obtain. If we or our employees are unable to obtain or retain necessary security clearances, we may not be able to win new business, and our existing customers could terminate their contracts with us or decide not to renew them. To the extent we cannot obtain or maintain the required security clearances for our employees working on a particular contract, we may not derive the revenue or profit anticipated from such contract.

Our industry is highly competitive and we may be unable to compete effectively, which could result in reduced revenue, profitability and market share.

We are engaged in a highly competitive business. The extent of competition varies with the types of services provided and the locations of the projects. Generally, we compete on the bases of technical and management capability, personnel qualifications and availability, geographic presence, experience and price. Increased competition may result in our inability to win bids for future projects and loss of revenue, profitability and market share.

Our services expose us to significant risks of liability and our insurance policies may not provide adequate coverage.

Our services involve significant risks of professional and other liabilities that may substantially exceed the fees that we derive from our services. In addition, we sometimes contractually assume liability under indemnification agreements. We cannot predict the magnitude of potential liabilities from the operation of our business.

Our professional liability policies cover only claims made during the term of the policy. Additionally, our insurance policies may not protect us against potential liability due to various exclusions in the policies and self-insured retention amounts. Partially or completely uninsured claims, if successful and of significant magnitude, could have a material adverse affect on our business.

Our backlog of uncompleted projects under contract is subject to unexpected adjustments and cancellations and thus, may not accurately reflect future revenue and profits.

At June 30, 2008, our contracted backlog was approximately $3.9 billion and our awarded backlog was approximately $3.2 billion for a total backlog of $7.1 billion. Our contracted backlog includes revenue we expect to record in the future from signed contracts, and in the case of a public client, where the project has been funded. Our awarded backlog includes revenue we expect to record in the future where we have been awarded the work, but the contractual agreement has not yet been completed. We cannot guarantee that future revenue will be realized from either category of backlog or, if realized, will result in profits. Many projects may remain in our backlog for an extended period of time because of the size or long-term nature of the contract. In addition, from time to time projects are delayed, scaled back or cancelled. These types of backlog reductions adversely affect the revenue and profits that we ultimately receive from contracts reflected in our backlog.

We have submitted claims to clients for work we performed beyond the scope of some of our contracts. If these clients do not approve these claims, our results of operations could be adversely impacted.

We typically have pending claims submitted under some of our contracts for payment of work performed beyond the initial contractual requirements for which we have already recorded revenue. In general, we cannot guarantee that such claims will be approved in whole, in part, or at all. If these claims are not approved, our revenue may be reduced in future periods.

In conducting our business, we depend on other contractors and subcontractors. If these parties fail to satisfy their obligations to us or other parties, or if we are unable to maintain these relationships, our revenue, profitability and growth prospects could be adversely affected.

We depend on contractors and subcontractors in conducting our business. There is a risk that we may have disputes with our subcontractors arising from, among other things, the quality and timeliness of work performed by the subcontractor, customer concerns about the subcontractor, or our failure to extend existing task orders or issue new task orders under a subcontract. In addition, if any of our subcontractors fail to deliver on a timely basis the agreed-upon supplies and/or perform the agreed-upon services, our ability to fulfill our obligations as a prime contractor may be jeopardized.

We also rely on relationships with other contractors when we act as their subcontractor or joint venture partner. Our future revenue and growth prospects could be adversely affected if other contractors eliminate or reduce their subcontracts or joint venture relationships with us, or if a government agency terminates or reduces these other contractors’ programs, does not award them new contracts or refuses to pay under a contract.

Our quarterly operating results may fluctuate significantly.

Our quarterly revenue, expenses and operating results may fluctuate significantly because of a number of factors, including:

•                  the spending cycle of our public sector clients;

•                  employee hiring and utilization rates;

•                  the number and significance of client engagements commenced and completed during a quarter;

•                  the ability of clients to terminate engagements without penalties;

•                  the ability of our project managers to accurately estimate the percentage of the project completed;

•                  delays incurred as a result of weather conditions;

•                  delays incurred in connection with an engagement;

•                  the size and scope of engagements;

•                  the timing and magnitude of expenses incurred for, or savings realized from, corporate initiatives;

•                  the impairment of goodwill or other intangible assets; and

•                  general economic and political conditions.

Variations in any of these factors could cause significant fluctuations in our operating results from quarter to quarter.

Systems and information technology interruption could adversely impact our ability to operate.

We rely heavily on computer, information and communications technology and related systems in order to properly operate. From time to time, we experience occasional system interruptions and delays. If we are unable to continually add software and hardware, effectively upgrade our systems and network infrastructure and take other steps to improve the efficiency of and protect our systems, systems operation could be interrupted or delayed. In addition, our computer and communications systems and operations could be damaged or interrupted by natural disasters, telecommunications failures, acts of war or terrorism, computer viruses, physical or electronic security breaches and similar events or disruptions. Any of these or other events could cause system interruption, delays and loss of critical data, could delay or prevent operations, and could adversely affect our operating results.

Our charter documents contain provisions that may delay, defer or prevent a change of control.

Provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to stockholders. These provisions include the following:

•                  division of our Board of Directors into three classes, with each class serving a staggered three-year term;

•                  removal of directors for cause only;

•                  ability of our Board of Directors to authorize the issuance of preferred stock in series without stockholder approval;

•                  two-thirds stockholder vote requirement to approve specified business combinations, which include a sale of substantially all of our assets;

•                  vesting of exclusive authority in our Board of Directors to determine the size of the board (subject to limited exceptions) and to fill vacancies;

•                  advance notice requirements for stockholder proposals and nominations for election to our Board of Directors; and

•                  prohibitions on our stockholders from acting by written consent and limitations on calling special meetings.

We do not expect to pay any cash dividends for the foreseeable future.

We do not anticipate paying any cash dividends to our stockholders for the foreseeable future. Our credit facilities also restrict our ability to pay dividends. Accordingly, you may have to sell some or all of your common stock in order to generate cash flow from your investment. You may not receive a gain on your investment when you sell our common stock and may lose some or all of the amount of your investment. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial conditions, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

We have incurred and will continue to incur increased costs as a result of being a publicly-traded company.

We completed the initial public offering of our common stock in May of 2007 and such shares are now traded on the New York Stock Exchange (NYSE). As a company with publicly-traded securities, we have incurred and will continue to incur significant legal, accounting and other expenses not incurred as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as rules promulgated by the SEC and the NYSE, requires us to adopt corporate governance practices applicable to U.S. public companies. These rules and regulations have increased and will continue to increase our legal and financial compliance costs.

If we do not timely satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, the trading price of our common stock could be adversely affected.

Section 404 of the Sarbanes-Oxley Act of 2002 requires us to document and test the effectiveness of our internal controls over financial reporting in accordance with an established internal control framework and to report on our conclusion as to the effectiveness of our internal controls. It also requires our independent registered public accounting firm to test our internal controls over financial reporting and report on the effectiveness of such controls beginning with our fiscal year ending September 30, 2008. Any delays or difficulty in satisfying these requirements could cause some investors to lose confidence in, or otherwise be unable to rely on, the accuracy of our reported financial information, which could adversely affect the trading price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

(Cautionary Statements Under the Private Securities Litigation Reform Act of 1995)

This prospectus contains statements which, to the extent that they do not recite historical fact, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “believe,” “expect,” “estimate,” “may,” “will,” “could,” “plan” or “continue” and similar expressions are intended to identify forward-looking statements. Such forward-looking information involves important risks and uncertainties that could materially alter results in the future from those expressed in any forward-looking statements made by us or on our behalf. These risks and uncertainties include, but are not limited to:

•                  our dependence on long-term government contracts, which are subject to the government’s budgetary approval process;

•                  the possibility that our government contracts may be terminated by the government;

•                  our ability to successfully manage our joint ventures;

•                  the risk of employee misconduct or our failure to comply with laws and regulations;

•                  our ability to successfully execute our mergers and acquisitions strategy, including the integration of new companies into our business;

•                  our ability to attract and retain key technical and management personnel;

•                  our ability to complete our backlog of uncompleted projects as currently projected;

•                  competitive pressures and trends in our industry;

•                  our liquidity and capital resources; and

•                  other factors identified throughout this prospectus.

In addition, this prospectus contains industry data related to our business and the markets in which we operate. This data includes projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results could differ from the projections.

We caution you that forward-looking statements are only predictions and that actual events or results may differ materially. In evaluating these statements, you should specifically consider the various factors that could cause actual events or results to differ materially from those indicated by the forward-looking statements, including the information that we discuss in the section entitled “Risk Factors.”

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholders. See “Selling Stockholders” and “Plan of Distribution.”

SELLING STOCKHOLDERS

We are registering the above-referenced shares to permit each of the selling stockholders listed below and their pledgees, donees, transferees or other successors-in-interest that receive their shares after the date of this prospectus to resell the shares in the manner contemplated under the “Plan of Distribution.”

The shares offered by this prospectus may be offered from time to time by the selling stockholders and the selling stockholders may sell some, all or none of their shares. We do not know how long the selling stockholders will hold the shares before selling them. We currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares.

The following table sets forth the name of each selling stockholder, the number of shares beneficially owned by each of the respective selling stockholders and the number of shares of our common stock owned by the selling stockholders after this offering is completed, assuming all of such stockholder’s shares are sold. The number of shares in the column “Number of Shares Being Offered” represents all of the shares that a selling stockholder may offer under this prospectus.

Each of the selling stockholders was or currently is an employee of one of our affiliates and received the shares convertible into the shares being registered in connection with one of the acquisitions of the applicable affiliate.

Based on the information provided to us by the selling stockholders, none of the selling stockholders is, or is affiliated with, a broker-dealer. Each of the selling stockholders has represented to us that it had no agreement or understanding, directly or indirectly, with any person to distribute the securities.

Ownership is based upon information provided by each respective selling stockholder. Unless otherwise noted, none of the share amounts set forth below represents more than 1% of our outstanding stock as of September 30, 2008, adjusted as required by rules promulgated by the SEC. The percentages of shares owned after the offering are based on 102,983,378 shares of our common stock outstanding as of September 30, 2008.

The selling stockholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, some or all of their shares since the date on which the information in the table is presented. Information about the selling stockholders may change over time.

	Number of Shares of Common Stock Beneficially Owned Prior to the Offering		Number of Shares	Number of Shares Beneficially Owned After the Offering
	Number	Percentage	Offered	Number	Percentage
EVELYN AGUILA	378.0	*	378.0	0.0	*
DRAYSON AKHURST (1)	56.0	*	56.0	0.0	*
PAT AMBROZ	920.0	*	920.0	0.0	*
GRANT ANDERSON (2)	25,004.0	*	25,004.0	0.0	*
STACEY ANDRUS	714.0	*	714.0	0.0	*
ZAHIR ANTIA	1,067.0	*	1,067.0	0.0	*
ROBERT ARMSTRONG	1,726.6	*	1,100.0	626.6	*
ROLF ASLUND	1,556.5	*	1,288.0	268.5	*
PIERRE ASSELIN (3)	15,141.0	*	15,141.0	0.0	*
KEVIN BAIN	1,898.0	*	1,898.0	0.0	*
HARRY BAYTALAN	570.0	*	570.0	0.0	*
LYNDA BEAUDIN (4)	3,350.0	*	3,350.0	0.0	*
PIERRE BEAULIEU	560.0	*	560.0	0.0	*
FRANCOIS BEAUSEJOUR	224.0	*	224.0	0.0	*
PAUL BEAUSOLEIL	89.0	*	89.0	0.0	*
HOWARD BECKER (5)	1,576.0	*	1,576.0	0.0	*
TOM BECKER (6)	848.0	*	848.0	0.0	*
XIAOJIE BEI	486.0	*	486.0	0.0	*
JEAN FABIEN BELANGER	67.0	*	67.0	0.0	*
BRUCE BELMORE	4,242.7	*	3,576.0	666.7	*
JEFF BELZIUK	370.8	*	204.0	166.8	*
LUC BENOIT (7)	137,107.0	*	137,107.0	0.0	*
JEAN-GUY BERNIER (8)	7,802.0	*	7,802.0	0.0	*
DAVID BERRINGTON (9)	58.0	*	10.0	48.0	*
LARRY BIELUS (10)	318.0	*	160.0	158.0	*
BRUCE W BIGLOW	2,458.0	*	2,458.0	0.0	*
MICHAEL BISHOP (11)	2,258.0	*	1,322.0	936.0	*
STEPHEN B BISWANGER (12)	1,568.0	*	1,568.0	0.0	*
ERIC-LORNE BLAIS (13)	804.0	*	804.0	0.0	*
BERNHARDT BLIESKE (14)	2,804.0	*	2,804.0	0.0	*
PETER BOHONOS (15)	34.0	*	34.0	0.0	*
LUCIE BOISJOLY	2,243.0	*	2,243.0	0.0	*
GORDON BONE (16)	937.7	*	922.0	15.7	*
BRIAN BOURASSA	148.0	*	148.0	0.0	*
ROD BOWER (17)	322.0	*	322.0	0.0	*
GARY BOYD	1,082.0	*	800.0	282.0	*
ELIZABETH A BRADSHAW (18)	712.0	*	712.0	0.0	*
FRANK BRANNEN (19)	2,166.0	*	2,166.0	0.0	*
BRANT INVESTMENT LIMITED FBO LONDON LIFE ASSURANCE COMPANY	239,205.0	*	239,205.0	0.0	*
SRDJAN BRASIC	378.0	*	378.0	0.0	*
LESLIE BRAUN (20)	460.6	*	96.0	364.6	*
JOHN BRAYBROOKS	4,218.0	*	4,218.0	0.0	*
RICHARD BRETON	112.0	*	112.0	0.0	*
DAWN BROCKINGTON	127.3	*	48.0	79.3	*
ROKUS BROERE	4,390.0	*	4,390.0	0.0	*
ROLAND BUCKMAYER	1,037.7	*	860.0	177.7	*
CHARMAINE BUHLER	1,190.0	*	1,190.0	0.0	*
ROBERT BUIE	11,626.0	*	11,626.0	0.0	*
MICHAEL BULMAN (21)	5,234.0	*	5,234.0	0.0	*
RYAN CADIEUX	148.0	*	148.0	0.0	*
KATHLEEN CALLOW (22)	56.0	*	56.0	0.0	*
KELVIN CAREY (23)	264.0	*	264.0	0.0	*
REJEAN CARRIER	168.0	*	168.0	0.0	*
DWIGHT J CARTER (24)	11,574.0	*	10,574.0	1,000.0	*
DAVID CHALCROFT (25)	7,986.0	*	7,986.0	0.0	*

DENIS CHARBONNEAU	2,361.0	*	2,361.0	0.0	*
JODY CHERDARCHUK	659.2	*	636.0	23.2	*
HAROLD CHIN	406.0	*	406.0	0.0	*
LESTER R CHUTE (26)	378.0	*	378.0	0.0	*
ROMEO CIUBOTARIU (27)	4,205.0	*	4,205.0	0.0	*
JAMES R CLARE	700.5	*	588.0	112.5	*
DOUG CLARK	238.8	*	138.0	100.8	*
DAVID CLARKE (28)	9,655.0	*	7,436.0	2,219.0	*
THOMAS G CLARKE (29)	11,582.0	*	11,582.0	0.0	*
JACKIE COAD	222.9	*	188.0	34.9	*
CARLIE COLLIER	251.2	*	234.0	17.2	*
TERRY A COMEAU	11,268.9	*	11,206.0	62.9	*
NANCY COOKE	56.0	*	56.0	0.0	*
MARCEL COQUET	700.8	*	650.0	50.8	*
PAUL CORBEIL	112.0	*	112.0	0.0	*
CAROL CRAIG	378.0	*	378.0	0.0	*
MARK CRELLIN	56.0	*	56.0	0.0	*
ERIC CRESSWELL	81.5	*	60.0	21.5	*
BRAD CROFT	1,282.0	*	1,282.0	0.0	*
JEFF CROFTON (30)	570.0	*	570.0	0.0	*
DARREN CRUNDWELL	146.8	*	42.0	104.8	*
GARFIELD CUMMINGS	687.8	*	490.0	197.8	*
REJEAN DAIGNEAULT (31)	5,817.0	*	5,817.0	0.0	*
ABE DALY	112.0	*	112.0	0.0	*
MARC DANSEREAU (32)	1,806.0	*	248.0	1,558.0	*
KELLY DAYMAN	1,856.5	*	1,788.0	68.5	*
MEHEMED DELIBASIC	48.4	*	2.0	46.4	*
PATRICK G DEOUX	67.0	*	67.0	0.0	*
CINDY DESJARLAIS	99.8	*	82.0	17.8	*
PRAN N DEV	22.0	*	22.0	0.0	*
NIZAR DHANANI (33)	10,498.0	*	10,498.0	0.0	*
BRUCE W DICKEY	70.0	*	70.0	0.0	*
ELAINE DICKIE (34)	6,163.5	*	5,994.0	169.5	*
JERRY DIRK	376.0	*	376.0	0.0	*
MARIE DOUALAN (35)	56.0	*	56.0	0.0	*
JEAN PIERRE DUBE	2,804.0	*	2,804.0	0.0	*
DANIEL M DUBOWY	112.0	*	112.0	0.0	*
RENE DUBUC	616.0	*	616.0	0.0	*
JACQUES DUCHESNE	67.0	*	67.0	0.0	*
GLENN DUKE	1,543.0	*	1,543.0	0.0	*
STEVEN EBERHARDT (36)	450.0	*	450.0	0.0	*
SHIRLEY EDMONDS	888.0	*	888.0	0.0	*
JOSILIEN EDOUARD	302.0	*	302.0	0.0	*
CHRISTINE ELL	822.2	*	692.0	130.2	*
GRAHAM EMMERSON	446.0	*	446.0	0.0	*
GERRY ENS	24,260.4	*	24,064.0	196.4	*
ALLAN EROSHINSKY (37)	28.0	*	28.0	0.0	*
GARTH FAROUGH (38)	3,430.9	*	3,354.0	76.9	*
RAYMOND FAUCHER	2,348.0	*	2,348.0	0.0	*
CHRISTOPHER S FEHLER (39)	1,321.3	*	1,262.0	59.3	*
BRIAN FEUER (40)	1,096.0	*	1,096.0	0.0	*
FRED FIEBER	1,703.5	*	1,470.0	233.5	*
BOB FLEETON (41)	13,968.0	*	13,968.0	0.0	*
STEVEN FLYNN	198.0	*	198.0	0.0	*
MICKAEL FONTIN	168.0	*	168.0	0.0	*
ROBERT FORAN (42)	704.7	*	632.0	72.7	*
ELIZABETH FORD	196.0	*	132.0	64.0	*
GEORGES FOREST (43)	854.0	*	854.0	0.0	*
JEAN FOURNIER (44)	30,910.0	*	30,910.0	0.0	*

RONALD FRASER	309.0	*	166.0	143.0	*
JAMES FRIESEN (45)	300.0	*	300.0	0.0	*
JACQUES GAGNE	30,854.0	*	30,854.0	0.0	*
CLAUDIE GAGNON	316.0	*	316.0	0.0	*
RON GALEY (46)	1,904.0	*	1,904.0	0.0	*
DON GALLANT (47)	5,330.0	*	5,330.0	0.0	*
AUDRY GARSIDE	378.0	*	378.0	0.0	*
TODD GATTINGER (48)	3,848.0	*	1,950.0	1,898.0	*
DON GEORGE (49)	9,770.0	*	7,638.0	2,132.0	*
NICK GEREMIA	3,074.0	*	3,074.0	0.0	*
WILLIAM GERMAN (50)	1,928.0	*	1,928.0	0.0	*
MARSHALL GIBBONS (51)	152.0	*	152.0	0.0	*
LOUIS GILBERT (52)	5,479.0	*	5,479.0	0.0	*
DALE GILBERTSON	4,780.0	*	4,780.0	0.0	*
DAVID GILBERTSON	115.1	*	40.0	75.1	*
JACQUES GIRARD	67.0	*	67.0	0.0	*
ALFRED GLADU (53)	5,818.0	*	5,818.0	0.0	*
A RICHARD GORDON	10,256.8	*	9,036.0	1,220.8	*
MARCEL GOSSELIN	20.3	*	4.0	16.3	*
BENEDICT GRIECO (54)	600.0	*	600.0	0.0	*
GEORGINA GRIFFIN (55)	772.0	*	772.0	0.0	*
ANDREW GRZEBINSKI	657.1	*	312.0	345.1	*
ANDRE GUALA	729.0	*	729.0	0.0	*
PIETRO GUERRA	112.0	*	112.0	0.0	*
NORMAN GUILD (56)	228.0	*	228.0	0.0	*
KEVIN GULKA	540.3	*	300.0	240.3	*
DEBORAH HALMA	224.0	*	224.0	0.0	*
JEAN HAMAOUI	13,560.0	*	13,560.0	0.0	*
CHRISTOPHER HAMEL	3,695.0	*	3,695.0	0.0	*
MARY A HAMERNYK	378.0	*	378.0	0.0	*
ROBERT HANEWICH (57)	5,516.0	*	5,516.0	0.0	*
MIKAELA HANLEY (58)	70.0	*	70.0	0.0	*
SHERI HARMSWORTH	416.0	*	416.0	0.0	*
MARTIN HARVEY	67.0	*	67.0	0.0	*
TIMOTHY HAUBRICH	378.0	*	378.0	0.0	*
BARRY HAWKINS (59)	3,267.0	*	2,048.0	1,219.0	*
MARTINUS HEIKOOP	56.0	*	56.0	0.0	*
GINI HENDERSON	254.0	*	254.0	0.0	*
DONALD K HESTER (60)	5,352.0	*	5,352.0	0.0	*
JAMES HICKLE	446.0	*	446.0	0.0	*
BILL HJELHOLT	426.0	*	426.0	0.0	*
STEVE HOLLINGSHEAD	5,896.0	*	5,896.0	0.0	*
ROSS HOMENIUK	738.1	*	544.0	194.1	*
PETER HOOGE	3,642.0	*	3,642.0	0.0	*
GEORGE HORNING	3,086.3	*	3,086.0	0.3	*
BARRY HOWALD (61)	378.0	*	378.0	0.0	*
MICHEL HUARD	409.3	*	224.0	185.3	*
WILLIAM HUTMACHER	408.0	*	408.0	0.0	*
PATRICIA INGRAM	59.9	*	32.0	27.9	*
FRANK IWANCHUK	1,026.0	*	1,026.0	0.0	*
GEORGE IWASYKIW	264.0	*	264.0	0.0	*
ALEXANDER J IZETT	333.1	*	298.0	35.1	*
BRIAN J JACKSON	378.0	*	378.0	0.0	*
WALLY JACKSON	172.3	*	116.0	56.3	*
HEATHER JANTZI (62)	496.7	*	470.0	26.7	*
CARL JAWORSKI (63)	3,756.0	*	3,756.0	0.0	*
DUSTIN JOHNSTON	172.2	*	94.0	78.2	*
SHEILA JORDAN	406.4	*	310.0	96.4	*
ANDRE JULIEN	1,682.0	*	1,682.0	0.0	*

RONALD JULIEN	448.0	*	448.0	0.0	*
NORVIN KATRUSIAK (64)	216.0	*	216.0	0.0	*
DOUGLAS KELSCH (65)	994.0	*	834.0	160.0	*
JAMES KENNEDY	271.8	*	264.0	7.8	*
JAMES V KENNY	8,894.5	*	8,668.0	226.5	*
DONALD KIDD	201.5	*	120.0	81.5	*
EDWIN KLASSEN (66)	1,646.0	*	1,646.0	0.0	*
DAVID KLIPPENSTEIN (67)	5,708.0	*	5,708.0	0.0	*
TOM KNIGHT (68)	15,932.0	*	14,266.0	1,666.0	*
TED KOCH (69)	1,524.0	*	1,524.0	0.0	*
TONY KOCH	2,484.0	*	2,484.0	0.0	*
BARBARA KOLESNIK (70)	36.0	*	36.0	0.0	*
ALLEN KOLISNYK	148.0	*	148.0	0.0	*
JEREMY O KON	40,000.0	*	40,000.0	0.0	*
KENNETH KORCHINSKI	5,054.0	*	5,054.0	0.0	*
ALEX KOZUN (71)	3,358.0	*	3,358.0	0.0	*
TOMASZ KROMAN (72)	690.0	*	690.0	0.0	*
WALDERMAR KRUGER	28.0	*	28.0	0.0	*
JOANNE KRUPA	3,972.0	*	3,972.0	0.0	*
KEVIN D KUEFLER (73)	758.0	*	758.0	0.0	*
JEAN LA COUTURE (74)	560.0	*	560.0	0.0	*
JACQUES LABRECQUE	67.0	*	67.0	0.0	*
SYLVAIN LACASSE	1,057.0	*	1,057.0	0.0	*
MARC LAFORTUNE	112.0	*	112.0	0.0	*
PATRICK J LALACH (75)	1,268.8	*	1,070.0	198.8	*
REGINALD LALACH (76)	884.9	*	770.0	114.9	*
DAVID LANE (77)	2,474.0	*	1,604.0	870.0	*
RANDY LANGILLE	386.7	*	204.0	182.7	*
LIONEL J LANGLOIS	10.0	*	10.0	0.0	*
SYLVAIN LAPORTE	1,156.4	*	1,132.0	24.4	*
MARG LATHAM (78)	2,124.0	*	2,124.0	0.0	*
BON LAI LAU	1,103.1	*	774.0	329.1	*
CLARENCE LAU	612.0	*	612.0	0.0	*
ANDRE LAUZON	9,004.0	*	9,004.0	0.0	*
GUYLAINE LAVALLEE	316.0	*	316.0	0.0	*
JOHANE LAVIGNE	157.0	*	157.0	0.0	*
SYLVAIN LAVOIE	168.0	*	168.0	0.0	*
MARCEL LEBLANC (79)	8,084.5	*	5,478.0	2,606.5	*
MICHEL LEBLANC	56.0	*	56.0	0.0	*
FRANCYNE LEDUC	67.0	*	67.0	0.0	*
BOB LEECH	19,519.0	*	19,519.0	0.0	*
BARBARA LEKIVETZ	112.0	*	112.0	0.0	*
MARC LETOURNEAU	56.0	*	56.0	0.0	*
HOWARD LEUNG	2,978.0	*	2,978.0	0.0	*
KAREN LEUNG	148.0	*	148.0	0.0	*
LEO LEVASSEUR (80)	1,699.2	*	1,378.0	321.2	*
PAUL LI	2,800.0	*	2,800.0	0.0	*
THOMAS R LIDKEA	608.0	*	608.0	0.0	*
STEPHEN LIPKUS (81)	5,130.4	*	2,560.0	2,570.4	*
ANWEN LIU	346.0	*	346.0	0.0	*
EVELYN LIU	1,400.2	*	1,272.0	128.2	*
RACHEL LIU	1,114.9	*	806.0	308.9	*
DEBRA LONG	758.0	*	758.0	0.0	*
LEI MA	1,409.4	*	660.0	749.4	*
YOUSSEF MAALOUF	516.0	*	516.0	0.0	*
CHRISTOPHER MACEY (82)	5,692.0	*	5,692.0	0.0	*
MALCOLM MACKAY (83)	3,790.0	*	3,790.0	0.0	*
HUGH L MACKENZIE	1,110.9	*	968.0	142.9	*
JAMES MAH	1,294.0	*	1,294.0	0.0	*

LEONARD MAH	2,230.0	*	2,230.0	0.0	*
GARRY MAK	31,906.0	*	31,906.0	0.0	*
BECKY MANG	98.0	*	30.0	68.0	*
SERGE MANIUNIKOFF	261.0	*	261.0	0.0	*
PAUL MANLEY	4,798.0	*	4,798.0	0.0	*
ROBERT MARTIN	917.9	*	580.0	337.9	*
GUY MAUREL (84)	93.0	*	93.0	0.0	*
JUSTEN MCARTHUR	163.5	*	82.0	81.5	*
LARRY MCCARTNEY (85)	3,204.0	*	3,204.0	0.0	*
BRIAN D MCCORMACK (86)	1,432.0	*	1,432.0	0.0	*
DOUGLAS MCCRACKEN (87)	40,228.0	*	40,228.0	0.0	*
MARVIN MCDONALD (88)	1,223.1	*	1,188.0	35.1	*
GUY MCLEAN (89)	1,800.0	*	1,800.0	0.0	*
JAMES F MCLEOD (90)	384.0	*	384.0	0.0	*
KIRBY MCRAE	758.0	*	758.0	0.0	*
JOHN D MCWHIRTER	11,340.0	*	11,340.0	0.0	*
KAREN MEADE	464.9	*	250.0	214.9	*
MICHEL MENARD (91)	291.0	*	291.0	0.0	*
FLORENT MERCIER	448.0	*	448.0	0.0	*
JEAN FRANCOIS MERCIER	1,168.0	*	1,168.0	0.0	*
ROLAND MERKOSKY	3,076.1	*	2,918.0	158.1	*
MARK MERTZ (92)	436.0	*	436.0	0.0	*
LESLIE MIKO	284.0	*	284.0	0.0	*
DENNIS MILLER (93)	2,899.8	*	2,810.0	89.8	*
H DALE MILLER (94)	7,555.2	*	5,192.0	2,363.2	*
EDWARD MINOR	227.1	*	178.0	49.1	*
DAVID MITCHELL	646.0	*	646.0	0.0	*
GORDON MOLNAR	288.0	*	288.0	0.0	*
THOMAS MONTGOMERY	9,312.0	*	9,312.0	0.0	*
KENNETH MOORE	1,118.0	*	1,118.0	0.0	*
JACQUES MORIN	2,115.0	*	2,115.0	0.0	*
JEAN MOROZ	104.5	*	82.0	22.5	*
FRANCOIS MORTON (95)	210.0	*	210.0	0.0	*
DAUNE MUIR	378.0	*	378.0	0.0	*
DIANE MUNROE (96)	656.3	*	642.0	14.3	*
PAUL MURRAY	9,672.0	*	9,672.0	0.0	*
VELUPILLAI NADESAN	370.0	*	370.0	0.0	*
DENISE NAGLE	178.0	*	178.0	0.0	*
VICTOR NATALY	198.0	*	198.0	0.0	*
REG NELSEN	824.0	*	824.0	0.0	*
KEVIN L NESS	819.5	*	726.0	93.5	*
ROBERT NEUFELD (97)	1,150.0	*	1,150.0	0.0	*
RICHARD NEVILLE (98)	192.0	*	192.0	0.0	*
BRIAN NIEMINEN (99)	526.0	*	526.0	0.0	*
YANLONG NIU	777.2	*	764.0	13.2	*
ALI OBEID (100)	928.0	*	928.0	0.0	*
STEVEN ODUT (101)	3,236.0	*	3,236.0	0.0	*
STEPHANE OGERON	201.0	*	201.0	0.0	*
DONALD OLIVER (102)	212.7	*	212.0	0.7	*
ANDRE PAQUETTE (103)	56.0	*	56.0	0.0	*
MARC PARENT	30,854.0	*	30,854.0	0.0	*
DONATO PASQUINI	1,184.0	*	1,184.0	0.0	*
JEANNIE PATERSON	620.0	*	620.0	0.0	*
BARRY PEARSON (104)	68.0	*	68.0	0.0	*
FOREST PEARSON	666.0	*	666.0	0.0	*
ARVID PEDERSON (105)	19,754.7	*	19,362.0	392.7	*
LANCE PEPPER (106)	2,709.3	*	2,356.0	353.3	*
DARYLANN PERRY (107)	234.0	*	58.0	176.0	*
MARTIN PERUSSE	1,057.0	*	1,057.0	0.0	*

LUC PHILIPPON	5,477.0	*	5,477.0	0.0	*
YVES PIGEON (108)	1,682.0	*	1,682.0	0.0	*
ALAIN PLANTE	112.0	*	112.0	0.0	*
DOUGLAS PLITT	1,456.6	*	1,250.0	206.6	*
FRANCOIS PLOURDE	1,658.3	*	1,054.0	604.3	*
GUY POIRIER	2,559.0	*	2,559.0	0.0	*
MICHEL POIRIER	168.0	*	168.0	0.0	*
PAMELA POPE	89.6	*	50.0	39.6	*
W ALISTAIR PORTER (109)	5,902.0	*	5,902.0	0.0	*
SHAWN PRICE	338.4	*	242.0	96.4	*
GRANT PRIOR (110)	5,694.0	*	4,614.0	1,080.0	*
INGRID VEGA QUEZADA	67.0	*	67.0	0.0	*
ALVIN RATHGEBER	5,622.0	*	5,622.0	0.0	*
PIERRE RAYMOND	2,115.0	*	2,115.0	0.0	*
ROBERT PANET RAYMOND	560.0	*	560.0	0.0	*
MANOJ RAYTHATHA	5,998.0	*	5,998.0	0.0	*
SALAH RECHOUM (111)	1,233.0	*	1,233.0	0.0	*
RYAN REICH	777.5	*	566.0	211.5	*
KARL REICHERT (112)	8,346.0	*	8,346.0	0.0	*
MARIE CLAUDE RICHER	67.0	*	67.0	0.0	*
BRUCE RICHET (113)	52,965.0	*	49,746.0	3,219.0	*
LAUREL RICHL (114)	1,080.0	*	1,080.0	0.0	*
JO-ANNE RICHTER	303.2	*	166.0	137.2	*
GARY RIDOUT (115)	4,846.0	*	4,846.0	0.0	*
JOHN RILEY (116)	302.0	*	302.0	0.0	*
GRANT RITCHIE (117)	6,764.0	*	6,764.0	0.0	*
YOUNG RO (118)	2,012.0	*	2,012.0	0.0	*
GILBERT ROBINSON (119)	824.0	*	824.0	0.0	*
MARLENE ROELOFS	403.0	*	346.0	57.0	*
DAVID ROGOWSKY	1,262.0	*	1,262.0	0.0	*
LUCAS ROJEK	388.9	*	202.0	186.9	*
ROBERT ROMANETZ (120)	1,562.0	*	1,562.0	0.0	*
EDO ROSSETTI (121)	2,131.0	*	2,131.0	0.0	*
JOYCE ROTENBURGER	378.0	*	378.0	0.0	*
STEPHANE ROUX	56.0	*	56.0	0.0	*
MARK RUAULT	7,866.0	*	7,866.0	0.0	*
BARRY RUSSELL	8,940.0	*	8,940.0	0.0	*
KENNETH SADOWNYK (122)	20,463.6	*	20,052.0	411.6	*
ROBERT SAVAGE	1,566.0	*	1,566.0	0.0	*
GHISLAIN SAVARD (123)	748.0	*	748.0	0.0	*
WILFRIED F SCHMID	510.0	*	510.0	0.0	*
RUDY SCHMIDTKE (124)	4,383.5	*	3,942.0	441.5	*
JOY SEIFERT	85.6	*	8.0	77.6	*
ALLEN SELLO	4,436.0	*	4,436.0	0.0	*
CAROL SEMENIUK	10.0	*	10.0	0.0	*
ROSARIO SEQUEIRA (125)	626.0	*	626.0	0.0	*
DALE SERINK (126)	1,136.0	*	1,136.0	0.0	*
ED SHANNON (127)	1,622.0	*	1,622.0	0.0	*
MARTY SHENFIELD (128)	4,148.0	*	4,148.0	0.0	*
RICHARD SHERRITT (129)	234.0	*	54.0	180.0	*
LES SHERWOOD	894.0	*	894.0	0.0	*
GLENDA SHIELLS (130)	2,652.0	*	2,652.0	0.0	*
AHTESHAM SHIRAZI	3,166.2	*	2,194.0	972.2	*
JIM W SIMPSON (131)	10,076.2	*	9,718.0	358.2	*
KENNETH SKAFTFELD (132)	3,108.0	*	3,108.0	0.0	*
MORRIS SLUCHINSKI (133)	3,480.0	*	3,480.0	0.0	*
GREG SMALL	4,061.7	*	3,762.0	299.7	*
CL SMITH (134)	684.0	*	4.0	680.0	*
PETER J SMITH	284.0	*	284.0	0.0	*

FELIPE SOLE	2,704.0	*	2,704.0	0.0	*
MARK SOLIKOWSKI	2,422.0	*	2,422.0	0.0	*
MARIE SPILCHAK	901.9	*	840.0	61.9	*
ANDY STAMATIS	1,376.0	*	1,376.0	0.0	*
MICHAEL STEED	1,032.4	*	816.0	216.4	*
GORDON B STEWART (135)	1,682.0	*	1,682.0	0.0	*
JAMES STEWART	94,113.4	*	92,884.0	1,229.4	*
STEPHEN STOWKOWY (136)	16,331.0	*	13,112.0	3,219.0	*
BYRON STUDER	241.5	*	176.0	65.5	*
CHRIS SULMA	153.7	*	82.0	71.7	*
RAZIA S SUMAR & SALEH SUMAR JT TEN	1,504.0	*	1,504.0	0.0	*
YOUXIANG SUN	385.0	*	385.0	0.0	*
JEROME SZABO	170.0	*	170.0	0.0	*
W G TACIUK	6,148.0	*	6,148.0	0.0	*
WILLIAM TACIUK (137)	85,122.0	*	85,122.0	0.0	*
JEFFREY TALLIN (138)	866.1	*	568.0	298.1	*
JAMES TERRIS (139)	1,712.0	*	1,712.0	0.0	*
DENIS THIBEAULT (140)	1,940.0	*	1,940.0	0.0	*
RICHARD THOMAS (141)	2,192.0	*	2,192.0	0.0	*
SEBASTIAN THOMAS	2,064.2	*	1,968.0	96.2	*
HENRI TICHOUX	56.0	*	56.0	0.0	*
LI PING TONG	142.2	*	100.0	42.2	*
LOUIS TOUPIN	168.0	*	168.0	0.0	*
CLAUDE TREMBLAY	448.0	*	448.0	0.0	*
BRIAN TRESSEL (142)	5,454.0	*	5,454.0	0.0	*
CARLA TROBAK	201.9	*	168.0	33.9	*
PETER TRUCH	279.5	*	104.0	175.5	*
ANDRE TRUDEL	701.0	*	701.0	0.0	*
ANNIE VAILLANCOURT	168.0	*	168.0	0.0	*
JOHN VAN ANDEL	12,191.8	*	11,862.0	329.8	*
CARLOS VARGAS	381.5	*	238.0	143.5	*
PETER VENTIN (143)	48,442.0	*	48,442.0	0.0	*
DALE VIERGUTZ (144)	402.0	*	402.0	0.0	*
PATRICE VIGNEAU	286.2	*	208.0	78.2	*
JEAN FRANCOIS VINET (145)	10,169.0	*	10,169.0	0.0	*
NARASIMHAN VISVANATHA (146)	846.0	*	80.0	766.0	*
MAURA WALKER	385.0	*	385.0	0.0	*
JOHN E WARREN	450.8	*	410.0	40.8	*
ART WASHUTA (147)	6,773.0	*	3,554.0	3,219.0	*
BRYAN T WEBER (148)	7,610.5	*	6,402.0	1,208.5	*
REGINALD WHEELER	2,944.0	*	2,944.0	0.0	*
KATHERINE WHITING	101.0	*	50.0	51.0	*
DARLENE WHITTAKER	159.5	*	82.0	77.5	*
RALPH WIGNALL	1,128.4	*	954.0	174.4	*
RICHARD WILKINSON (149)	876.0	*	634.0	242.0	*
SPENCER WILLIAMS	39,590.0	*	39,590.0	0.0	*
TREVOR WILLIAMSON	145.8	*	78.0	67.8	*
MARIE CLAUDE WILSON (150)	897.0	*	897.0	0.0	*
THOMAS WINGROVE (151)	11,111.0	*	7,892.0	3,219.0	*
ALICIA WONG	268.0	*	268.0	0.0	*
J M YAMADA	378.0	*	378.0	0.0	*
WENDY YAO	28.0	*	28.0	0.0	*
KELLY YUZDEPSKI (152)	6,678.2	*	6,000.0	678.2	*
JIM D ZAGAS	1,001.5	*	900.0	101.5	*
SUI PING ZHANG	266.2	*	176.0	90.2	*
LEONARD ZINGER	768.0	*	768.0	0.0	*
ZSOLT ZRINYI (153)	30.0	*	30.0	0.0	*

TOTAL	1,796,700.8		1,737,873.0	58,827.8

FOOTNOTES

(1)	Common stock includes 56 shares held under RBC Dominion Securities Inc.

(2)	Common stock includes 19,345 shares held under ER-Land Holdings EGA

(3)	Common stock includes 1,962 shares held under RBC Dominion Valeurs Mobilieres

(4)	Common stock includes 919 shares held under NBCN Inc.

(5)	Common stock includes 214 shares held under Scotia McLeod Inc.

(6)	Common stock includes 848 shares held under Computershare Trust

(7)	Common stock includes 137,051 shares held under Intersult Inc.

(8)	Common stock includes 7,802 shares held under Valeurs Mobilieres Banque Laurentienne

(9)	Common stock includes 10 shares held under Computershare Trust

(10)	Common stock includes 160 shares held under NBCN

(11)	Common stock includes 1,322 shares held under GundyCo

(12)	Common stock includes 1,472 shares held under Computershare Trust

(13)	Common stock includes 804 shares held under Computershare Trust

(14)	Common stock includes 2,804 shares held under RBC Dominion Securities

(15)	Common stock includes 34 shares held under NBCN

(16)	Common stock includes 922 shares held under GundyCo

(17)	Common stock includes 204 shares held under Computershare Trust

(18)	Common stock includes 48 shares held under Computershare Trust

(19)	Common stock includes 2,166 shares held under Computershare Trust

(20)	Common stock includes 96 shares held under Computershare Trust

(21)	Common stock includes 5,176 shares held under RBC Dominion Securities Inc.

(22)	Common stock includes 56 shares held under Computershare Trust

(23)	Common stock includes 264 shares held under Computershare Trust

(24)	Common stock includes 3,100 shares held under Computershare Trust and 1,000 shares subject to options exercisable within 60 days after September 30, 2008

(25)	Common stock includes 88 shares held under RBC Dominion Securities Inc.

(26)	Common stock includes 378 shares held under Computershare Trust

(27)	Common stock includes 2,523 shares held under BMO Nesbitt Burns Inc.

(28)	Common stock includes 2,219 shares subject to options exercisable within 60 days after September 30, 2008

(29)	Common stock includes 258 shares held under Dundee Securities Corporation

(30)	Common stock includes 378 shares held under PI Financial Corp

(31)	Common stock includes 1,144 shares held under Financiere Banque Nationale Inc.

(32)	Common stock includes 248 shares held under Computershare Trust

(33)	Common stock includes 920 shares held under Scotia McLeod

(34)	Common stock includes 1,006 shares held under Computershare Trust

(35)	Common stock includes 56 shares held under B2B Trust

(36)	Common stock includes 72 shares held under Computershare Trust

(37)	Common stock includes 28 shares held under Computershare Trust

(38)	Common stock includes 2,308 shares held under Computershare Trust

(39)	Common stock includes 378 shares held under Computershare Trust

(40)	Common stock includes 986 shares held under Computershare Trust

(41)	Common stock includes 13,968 shares held under Fleeton Family Trust

(42)	Common stock includes 454 shares held under Computershare Trust

(43)	Common stock includes 770 shares held under Penson Financial Services Canada

(44)	Common stock includes 30,854 shares held under Gestion Juvig Inc.

(45)	Common stock includes 300 shares held under Computershare Trust

(46)	Common stock includes 714 shares held under Computershare Trust

(47)	Common stock includes 4,572 shares held under Computershare Trust

(48)	Common stock includes 1,950 shares held under Computershare Trust

(49)	Common stock includes 224 shares held under Computershare Trust and 1,943 shares subject to options exercisable within 60 days after September 30, 2008

(50)	Common stock includes 1,132 shares held under NBCN

(51)	Common stock includes 152 shares held under Computershare Trust

(52)	Common stock includes 5,479 shares held under NBCN

(53)	Common stock includes 5,818 shares held under Computershare Trust

(54)	Common stock includes 32 shares held under Computershare Trust

(55)	Common stock includes 772 shares held under Computershare Trust

(56)	Common stock includes 152 shares held under Computershare Trust

(57)	Common stock includes 948 shares held under RBC Dominion Securities Inc.

(58)	Common stock includes 70 shares held under Computershare Trust

(59)	Common stock includes 1,764 shares held under Computershare Trust and 1,219 shares subject to options exercisable within 60 days after September 30, 2008

(60)	Common stock includes 5,352 shares held under RBC Dominion Securities Inc.

(61)	Common stock includes 378 shares held under Computershare Trust

(62)	Common stock includes 120 shares held under Computershare Trust

(63)	Common stock includes 3,296 shares held under RBC Dominion Securities Inc.

(64)	Common stock includes 216 shares held under Computershare Trust

(65)	Common stock includes 834 shares held under Computershare Trust

(66)	Common stock includes 942 shares held under Computershare Trust

(67)	Common stock includes 3,474 shares held under Computershare Trust

(68)	Common stock includes 3,052 shares held under Computershare Trust and 1,666 shares subject to options exercisable within 60 days after September 30, 2008

(69)	Common stock includes 882 shares held under Computershare Trust

(70)	Common stock includes 20 shares held under Computershare Trust

(71)	Common stock includes 524 shares held under Computershare Trust

(72)	Common stock includes 10 shares held under Computershare Trust

(73)	Common stock includes 758 shares held under Computershare Trust

(74)	Common stock includes 560 shares held under Quebec Inc .

(75)	Common stock includes 488 shares held under Computershare Trust

(76)	Common stock includes 190 shares held under Computershare Trust

(77)	Common stock includes 240 shares held under Computershare Trust and 1,364 shares held under GundyCo

(78)	Common stock includes 2,124 shares held under Blue Ice Ventures Inc.

(79)	Common stock includes 2,862 shares held under Canaccord Capital Corporation and 2,219 shares subject to options exercisable within 60 days after September 30, 2008

(80)	Common stock includes 712 shares held under Computershare Trust

(81)	Common stock includes 910 shares held under Computershare Trust and 2,219 shares subject to options exercisable within 60 days after September 30, 2008

(82)	Common stock includes 5,580 shares held under GundyCo

(83)	Common stock includes 2,696 shares held under Computershare Trust

(84)	Common stock includes 93 shares held under NBCN Inc

(85)	Common stock includes 3,204 shares held under NBCN

(86)	Common stock includes 1,432 shares held under GundyCo

(87)	Common stock includes 18,066 shares held under RBC Dominion Securities Inc.

(88)	Common stock includes 670 shares held under Computershare Trust

(89)	Common stock includes 1,344 shares held under GundyCo

(90)	Common stock includes 384 shares held under Computershare Trust

(91)	Common stock includes 291 shares held under NBCN

(92)	Common stock includes 296 shares held under Computershare Trust

(93)	Common stock includes 2,790 shares held under Computershare Trust

(94)	Common stock includes 916 shares held under Computershare Trust and 1,942 shares subject to options exercisable within 60 days after September 30, 2008

(95)	Common stock includes 210 shares held under Scotia McLeaod

(96)	Common stock includes 642 shares held under Computershare Trust

(97)	Common stock includes 1,018 shares held under Computershare Trust

(98)	Common stock includes 60 shares held under Computershare Trust

(99)	Common stock includes 526 shares held under Computershare Trust

(100)	Common stock includes 462 shares held under Computershare Trust

(101)	Common stock includes 532 shares held under Computershare Trust and 2,062 shares held under Scotia McLeod

(102)	Common stock includes 22 shares held under Computershare Trust

(103)	Common stock includes 56 shares held under BMO Ligne D'Action

(104)	Common stock includes 30 shares held under Computershare Trust

(105)	Common stock includes 1,418 shares held under Computershare Trust

(106)	Common stock includes 1,978 shares held under HSBC Securities (Canada

(107)	Common stock includes 58 shares held under Computershare Trust

(108)	Common stock includes 1,682 shares held under Placements Yves Pigeon Inc.

(109)	Common stock includes 16 shares held under Computershare Trust

(110)	Common stock includes 4,614 shares held under Computershare Trust

(111)	Common stock includes 1,233 shares held under BMO Nesbitt Burns Inc.

(112)	Common stock includes 7,102 shares held under GundyCo

(113)	Common stock includes 1,446 shares held under B2B Trust and 3,219 shares subject to options exercisable within 60 days after September 30, 2008

(114)	Common stock includes 454 shares held under Computershare Trust and 626 shares held under Canaccord Capital Corporation

(115)	Common stock includes 4,846 shares held under RBC Dominion Securities

(116)	Common stock includes 30 shares held under Computershare Trust

(117)	Common stock includes 1,232 shares held under Blackmont Capital Inc.

(118)	Common stock includes 2,012 shares held under Computershare Trust

(119)	Common stock includes 484 shares held under Computershare Trust

(120)	Common stock includes 1,562 shares held under NBCN

(121)	Common stock includes 2,131 shares held under NBCN

(122)	Common stock includes 722 shares held under Computershare Trust

(123)	Common stock includes 748 shares held under BMO Nesbitt Burns Inc.

(124)	Common stock includes 1,018 shares held under First Marathon Securities, 1,288 shares held under National Bank Financial and 1,136 shares held under NBC Clearing Services Inc.

(125)	Common stock includes 626 shares held under Computershare Trust

(126)	Common stock includes 1,136 shares held under NBCN

(127)	Common stock includes 864 shares held under Scotia McLeod Inc.

(128)	Common stock includes 912 shares held under Computershare Trust and 896 shares held under RBC Dominion Securities Inc.

(129)	Common stock includes 54 shares held under Computershare Trust

(130)	Common stock includes 1,364 shares held under Computershare Trust

(131)	Common stock includes 4,404 shares held under Computershare Trust

(132)	Common stock includes 2,746 shares held under Computershare Trust

(133)	Common stock includes 1,124 shares held under Computershare Trust

(134)	Common stock includes 4 shares held under Computershare Trust

(135)	Common stock includes 1,056 shares held under Computershare Trust

(136)	Common stock includes 3,219 shares subject to options exercisable within 60 days after September 30, 2008

(137)	Common stock includes 1,812 shares held under Alberta LTD and 726 shares held under Nesbitt Burns Inc.

(138)	Common stock includes 568 shares held under Scotia Capital Inc.

(139)	Common stock includes 654 shares held under RBC Dominion Securities Inc.

(140)	Common stock includes 1,940 shares held under Financiere Banque Nationale Inc.

(141)	Common stock includes 1,404 shares held under Computershare Trust

(142)	Common stock includes 5,454 shares held under B Sams Holdings

(143)	Common stock includes 48,442 shares held under 2154341 Ontario Inc.

(144)	Common stock includes 402 shares held under Computershare Trust

(145)	Common stock includes 10,169 shares held under BMO Nesbitt Burns Inc.

(146)	Common stock includes 80 shares held under Computershare Trust

(147)	Common stock includes 1,128 shares held under Computershare Trust and 3,219 shares subject to options exercisable within 60 days after September 30, 2008

(148)	Common stock includes 1,910 shares held under RBC Dominion Securities Inc. and 1,000 shares subject to options exercisable within 60 days after September 30, 2008

(149)	Common stock includes 256 shares held under Computershare Trust and 378 shares held under RBC Dominion Securities Inc.

(150)	Common stock includes 897 shares held under Financiere Banque Nationale Inc. and 378 shares held under RBC Dominion Securities Inc.

(151)	Common stock includes 1,976 shares held under Computershare Trust and 3,219 shares subject to options exercisable within 60 days after September 30, 2008

(152)	Common stock includes 4,400 shares held under Computershare Trust

(153)	Common stock includes 30 shares held under Computershare Trust

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein include donees, pledgees, transferees or other successors-in-interest selling shares of our common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•      sales on the New York Stock Exchange (or any other exchange on which the shares may be listed);

•      sales on the over-the-counter market;

•      ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•      block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•      purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•      an exchange distribution in accordance with the rules of the applicable exchange;

•      privately negotiated transactions;

•      broker-dealers agreeing with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•      a combination of any such methods of sale; and

•      any other method permitted pursuant to applicable law and, if applicable, company insider trading policies.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b) or under any applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. To the extent required, this prospectus may be amended from time to time to describe a specific plan of distribution.

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have borne and will bear substantially all of the costs, expenses and fees in connection with the registration of the shares, other than any commissions, discounts or other fees payable to broker-dealers in connection with any sale of shares, which will be borne by the selling stockholder selling such shares of common stock.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling stockholders may be subject to the anti-manipulation rules of Regulation M, which may limit the timing of purchases and sales of shares of our common stock by such selling stockholders. We will make copies of this prospectus (as it may be amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

We plan to keep the registration statement continuously effective and usable for the resale of the registrable shares covered thereby for approximately one year. However, we may voluntarily suspend the effectiveness of the registration statement if, in our sole discretion, we deem a suspension to be in our best interests, such as in circumstances where the effectiveness of the registration statement would adversely affect a proposed financing, reorganization, recapitalization, merger, consolidation or similar transaction involving us.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements of AECOM Technology Corporation at September 30, 2007 incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file periodic reports, proxy statements and other information with the Commission. Any document that we file with the Commission may be inspected without charge at the public reference facilities maintained by the Commission in its Public Reference Room, 100 F. Street, N.E., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The Commission maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. Certain items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to us and the common stock offered by this prospectus, please refer to the registration statement and the exhibits filed herewith or incorporated by reference as a part hereof. Statements contained in this prospectus as to the contents of any contract or other document filed herewith or incorporated by reference as an exhibit to the registration statement is qualified in all respects by such reference to such exhibit. The registration statement, including exhibits thereto, may be obtained from the Commission at the address listed above or from the Commission’s website at http://www.sec.gov.

INCORPORATION BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with it which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference the documents listed below, which may also be accessed on our website at http://www.aecom.com. Except as otherwise specifically incorporated by reference in this prospectus, information contained in, or accessible through, our website is not a part of this prospectus.

•      our Annual Report on Form 10-K for the year ended September 30, 2007 (including information specifically incorporated by reference therein from our Proxy Statement for our 2008 Annual Meeting);

•      our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2007, March 31, 2008 and June 30, 2008;

•      our Current Reports on Form 8-K filed with the Commission on November 27, 2007, February 12, 2008, May 8, 2008, July 31, 2008, August 7, 2008 and October 10, 2008; and

•      the description of our common stock contained in our Registration Statement on Form S-1 filed with the Commission on March 8, 2007, including any amendment or report filed for the purposes of updating such description.

We are also incorporating by reference all other reports that we file with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act between the date of this prospectus and the termination of the offering.

The delivery of this prospectus in any jurisdiction shall not constitute an offer in the jurisdiction of any other securities covered by this prospectus.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to AECOM Technology Corporation, 555 South Flower Street, 37th Floor, Los Angeles, California 90071, Attention: Corporate Secretary, telephone: (213) 593-8000.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The table below lists various expenses we expect to incur in connection with the sale and distribution of the securities being registered hereby. The Registrant will bear all of such expenses. All the expenses are estimates, except the Securities and Exchange Commission registration fee.

Type	Amount
Securities and Exchange Commission Registration Fee	$1,034.38
Legal fees and expenses	10,000.00
Accounting fees and expenses	9,000.00
Total	$20,034.38

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 102 of the Delaware General Corporation Law, or DGCL, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our Restated Certificate of Incorporation and Restated Bylaws provide for indemnification of our officers, directors, employees and agents to the extent and under the circumstances permitted under the Delaware General Corporation Law.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit Numbers	Description

3.1*	Restated Certificate of Incorporation

3.2*	Certificate of Designations for Class C Preferred Stock

3.3*	Certificate of Designations for Class E Preferred Stock

3.4*	Certificate of Designations for Class F Convertible Preferred Stock, Series 1

3.5*	Certificate of Designations for Class G Convertible Preferred Stock, Series 1

3.6**	Restated Bylaws

4.1*	Form of Common Stock Certificate

5.1+	Opinion of Gibson, Dunn & Crutcher LLP

23.1+	Consent of Gibson, Dunn & Crutcher, LLP (included as part of Exhibit 5.1)

23.2+	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on signature page)

*	Incorporated by reference to exhibit of like number to the Company’s registration statement on Form 10 filed with the SEC on January 29, 2007.

**	Incorporated by reference to exhibit of like number to Amendment No. 1 to the Company’s registration statement on Form 10 filed with the SEC on March 7, 2007.

+	Filed herewith.

ITEM 17. UNDERTAKINGS.

(a)    The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)     That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)      each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)     each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5)     That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)      Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)     Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)    Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, California, on October 29, 2008.

AECOM TECHNOLOGY CORPORATION

By:	/s/ ERIC CHEN
Eric Chen
Senior Vice President, Finance, and General Counsel

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eric Chen and David Y. Gan, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ JOHN M. DIONISIO	Director, President and Chief Executive Officer (Principal	October 29, 2008
John M. Dionisio	Executive Officer)

/s/ MICHAEL S. BURKE	Executive Vice President, Chief Corporate Officer and Chief	October 29, 2008
Michael S. Burke	Financial Officer (Principal Financial Officer)

/s/ RONALD E. OSBORNE	Vice President, Corporate Controller (Principal Accounting	October 29, 2008
Ronald E. Osborne	Officer)

/s/ RICHARD G. NEWMAN	Director, Chairman	October 29, 2008
Richard G. Newman

/s/ FRANCIS S.Y. BONG	Director	October 29, 2008
Francis S.Y. Bong

/s/ H. FREDERICK CHRISTIE	Director	October 29, 2008
H. Frederick Christie

Signature	Title	Date

/s/ JAMES H. FORDYCE	Director	October 29, 2008
James H. Fordyce

/s/ S. MALCOLM GILLIS	Director	October 29, 2008
S. Malcolm Gillis

/s/ LINDA GRIEGO	Director	October 29, 2008
Linda Griego

/s/ ROBERT J. LOWE	Director	October 29, 2008
Robert J. Lowe

/s/ NORMAN Y. MINETA	Director	October 29, 2008
Norman Y. Mineta

/s/ WILLIAM G. OUCHI	Director	October 29, 2008
William G. Ouchi

/s/ WILLIAM P. RUTLEDGE	Director	October 29, 2008
William P. Rutledge

EXHIBIT INDEX

Exhibit Numbers	Description

3.1*	Restated Certificate of Incorporation

3.2*	Certificate of Designations for Class C Preferred Stock

3.3*	Certificate of Designations for Class E Preferred Stock

3.4*	Certificate of Designations for Class F Convertible Preferred Stock, Series 1

3.5*	Certificate of Designations for Class G Convertible Preferred Stock, Series 1

3.6**	Restated Bylaws

4.1*	Form of Common Stock Certificate

5.1+	Opinion of Company Counsel

23.1+	Consent of Gibson, Dunn & Crutcher LLP (included as part of Exhibit 5.1)

23.2+	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on signature page)

*	Incorporated by reference to exhibit of like number to the Company’s registration statement on Form 10 filed with the SEC on January 29, 2007.

**	Incorporated by reference to exhibit of like number to Amendment No. 1 to the Company’s registration statement on Form 10 filed with the SEC on March 7, 2007.

+	Filed herewith.